Exhibit 99.1

NEWS RELEASE

Contacts:	Brian Feldott Director, Investor Relations Newpark Resources, Inc. bfeldott@newpark.com 281-362-6800

FOR IMMEDIATE RELEASE

NEWPARK RESOURCES REPORTS FIRST QUARTER 2016 RESULTS

THE WOODLANDS, TX – APRIL 28, 2016 – Newpark Resources, Inc. (NYSE: NR) today announced results for its first quarter ended March 31, 2016. Total revenues for the first quarter of 2016 were $114.5 million compared to $150.6 million in the fourth quarter of 2015 and $208.5 million in the first quarter of 2015. Net loss for the first quarter of 2016 was $13.3 million, or $0.16 per share, compared to a net loss of $83.1 million, or $1.00 per share, in the fourth quarter of 2015, and net income of $1.0 million, or $0.01 per diluted share, in the first quarter of 2015. First quarter 2016 results included the impact of the following:

●	$3.4 million of pre-tax charges ($2.2 million after-tax) associated with workforce reductions, predominately in North America.
●	$1.9 million gain ($1.2 million after-tax) associated with the purchase of a portion of our convertible senior notes in the open market.

In addition, the first quarter 2016 results include a $1.6 million reduction in depreciation expense associated with rental mats in the Mats and Integrated Services segment, reflecting increases in estimated useful lives and residual values. Combined, the two items above, along with the change in rental mat depreciation expense resulted in a net improvement of $0.1 million to pre-tax loss ($0.1 million after-tax).

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “With the continuing sharp decline in North American drilling activity, the market environment proved to be challenging, leading to a 31% sequential decline in North American Fluid revenues in the first quarter. Internationally, the market is also showing a greater impact of the prolonged weakness in commodity prices, causing customers to delay certain projects, and putting increased pressure on pricing. International Fluids revenues declined by 16% sequentially, largely driven by the non-recurring nature of prior quarter product sales into the Republic of Congo, as well as the successful completion of the deepwater Black Sea project. In the Mats segment, rental and service revenues increased by 17% sequentially, benefitting from a 50% increase in rental and service revenues from non-exploration markets. Meanwhile, mat sales activity remained soft in the first quarter, leading to a 22% sequential decline in total segment revenues.

“In response to the continued weakness and near-term uncertainty in the North American market, we initiated additional cost reduction actions during the first quarter, including a temporary salary reduction for a significant number of North American employees, including executive officers, the suspension of the Company’s matching contribution to the U.S. defined contribution plan, as well as a reduction in cash compensation paid to our Board of Directors, in order to further align our cost structure to the current activity levels,” added Howes. “While the timing of the eventual recovery in drilling activity remains uncertain, we fortunately continue to benefit from our strong balance sheet position, and remain focused on driving additional working capital reductions to preserve our liquidity through this challenging environment.”

Segment Results

The Fluids Systems segment generated revenues of $98.7 million in the first quarter of 2016 compared to $130.1 million in the fourth quarter of 2015 and $171.9 million in the first quarter of 2015. Segment operating loss was $15.2 million in the first quarter, compared to an $83.6 million operating loss in the fourth quarter of 2015 and $1.7 million in the first quarter of 2015. The segment results for the first quarter of 2016 included a $3.2 million charge associated with workforce reductions.

The Mats and Integrated Services segment generated revenues of $15.9 million in the first quarter of 2016 compared to $20.5 million in the fourth quarter of 2015 and $36.6 million in the first quarter of 2015. Segment operating income was $3.7 million in the first quarter of 2016 compared to operating income of $2.9 million in the fourth quarter of 2015, and $15.6 million in the first quarter of 2015. The first quarter of 2016 results include a $1.1 million gain from the sale of used mats from our rental fleet. In addition, first quarter 2016 operating income benefitted from a $1.6 million reduction in depreciation expense associated with our rental mat fleet, reflecting increases in estimated useful lives and residual values.

Liquidity update

As of March 31, 2016, the Company had $82.5 million of cash, and no amounts drawn under its revolving credit facility. As anticipated, no amounts are currently outstanding under this facility, however, with the further deterioration in the North American markets in recent months, we were unable to remain in compliance with the facility’s financial covenants as of March 31, 2016. We are currently in advanced discussions with the bank group regarding alternatives, which are likely to incorporate asset-based lending characteristics, rather than cash-flow driven capacity, to ensure access to additional liquidity through the market cycle, if needed.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss first quarter 2016 results, which will be broadcast live over the Internet, on Friday, April 29, 2015 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (412) 902-0030 and ask for the Newpark conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through May 13, 2016 and may be accessed by dialing (201) 612-7415 and using pass code 13633681#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2015, as well as others, could cause results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the worldwide oil and natural gas industry, our customer concentration and reliance on the U.S. exploration and production market, the cost and continued availability of borrowed funds including noncompliance with debt covenants and our ability to re-negotiate our existing revolving credit facility, our international operations, operating hazards present in the oil and natural gas industry, our ability to execute our business strategy and make successful business acquisitions and capital investments, the availability of raw materials and skilled personnel, our market competition, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, our exposure to cybersecurity breaches or business system disruptions, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

(Unaudited)	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2016	2015	2015

Revenues	$114,544	$150,587	$208,464

Cost of revenues	111,573	141,941	176,634

Selling, general and administrative expenses	23,492	25,232	25,978
Other operating income, net	(1,696)	(649)	(276)
Impairments and other charges	-	78,345	-

Operating income (loss)	(18,825)	(94,282)	6,128

Foreign currency exchange (gain) loss	(455)	(374)	1,564
Interest expense, net	2,081	2,503	2,255
Gain on extinguishment of debt	(1,894)	-	-

Income (loss) from operations before income taxes	(18,557)	(96,411)	2,309
Provision (benefit) for income taxes	(5,257)	(13,315)	1,316

Net income (loss)	$(13,300)	$(83,096)	$993

Income (loss) per common share -basic:	$(0.16)	$(1.00)	$0.01
Income (loss) per common share -diluted:	$(0.16)	$(1.00)	$0.01

Calculation of Diluted EPS:
Net income (loss)	$(13,300)	$(83,096)	$993
Assumed conversion of Senior Notes	-	-	-
Adjusted net income (loss)	$(13,300)	$(83,096)	$993

Weighted average number of common shares outstanding-basic	83,258	83,072	82,299
Add: Dilutive effect of stock options and restricted stock awards	-	-	1,505
Dilutive effect of Senior Notes	-	-	-

Diluted weighted average number of common shares outstanding	83,258	83,072	83,804

Income (loss) per common share - diluted	$(0.16)	$(1.00)	$0.01

Note: For the first quarter of 2016 and fourth quarter of 2015, we excluded all potentially dilutive stock options and restricted stock as well as the assumed conversion of the Senior Notes in calculating diluted earnings per share due to the net losses incurred for these periods as the effect was anti-dilutive. For the first quarter of 2015, we excluded the assumed conversion of the Senior Notes in calculating diluted earnings per share as the effect was anti-dilutive for the period.

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2016	2015	2015

Revenues
Fluids systems	$98,651	$130,125	$171,902
Mats and integrated services	15,893	20,462	36,562
Total revenues	$114,544	$150,587	$208,464

Operating income (loss)
Fluids systems	$(15,207)	$(83,599)	$(1,702)
Mats and integrated services	3,736	2,875	15,647
Corporate office	(7,354)	(13,558)	(7,817)
Total operating income (loss)	$(18,825)	$(94,282)	$6,128

Segment operating margin
Fluids systems	(15.4% )	(64.2% )	(1.0% )
Mats and integrated services	23.5%	14.1%	42.8%

Newpark Resources, Inc.
Consolidated Balance Sheets

(Unaudited)
	March 31,	December 31,
(In thousands, except share data)	2016	2015

ASSETS
Cash and cash equivalents	$82,534	$107,138
Receivables, net	188,451	206,364
Inventories	154,638	163,657
Prepaid expenses and other current assets	27,807	29,219
Total current assets	453,430	506,378

Property, plant and equipment, net	312,466	307,632
Goodwill	18,890	19,009
Other intangible assets, net	10,089	11,051
Deferred tax assets	2,095	1,821
Other assets	2,919	3,002
Total assets	$799,889	$848,893

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$5,521	$7,382
Accounts payable	52,034	72,211
Accrued liabilities	35,639	45,835
Total current liabilities	93,194	125,428

Long-term debt, less current portion	160,289	171,211
Deferred tax liabilities	26,272	26,368
Other noncurrent liabilities	5,291	5,627
Total liabilities	285,046	328,634

Commitments and contingencies

Common stock, $0.01 par value, 200,000,000 shares authorized and 99,342,156 and 99,377,391 shares issued, respectively	993	994
Paid-in capital	536,459	533,746
Accumulated other comprehensive loss	(53,642)	(58,276)
Retained earnings	158,488	171,788
Treasury stock, at cost; 15,238,028 and 15,302,345 shares, respectively	(127,455)	(127,993)
Total stockholders’ equity	514,843	520,259
Total liabilities and stockholders' equity	$799,889	$848,893

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Three Months Ended March 31,
(In thousands)	2016	2015
Cash flows from operating activities:
Net income (loss)	$(13,300)	$993
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	9,573	10,527
Stock-based compensation expense	2,974	2,964
Provision for deferred income taxes	(36)	1,775
Net provision for doubtful accounts	528	721
(Gain) loss on sale of assets	(1,271)	11
Gain on extinguishment of debt	(1,894)	-
Excess tax benefit from stock-based compensation	-	(16)
Change in assets and liabilities:
Decrease in receivables	27,606	45,869
Decrease in inventories	10,630	7,620
(Increase) decrease in other assets	1,667	(265)
Decrease in accounts payable	(20,028)	(29,353)
Decrease in accrued liabilities and other	(19,349)	(9,250)
Net cash provided by (used in) operating activities	(2,900)	31,596

Cash flows from investing activities:
Capital expenditures	(13,418)	(18,505)
Proceeds from sale of property, plant and equipment	1,450	298
Net cash used in investing activities	(11,968)	(18,207)

Cash flows from financing activities:
Borrowings on lines of credit	2,479	1,906
Payments on lines of credit	(4,851)	(2,394)
Purchase of senior notes	(9,206)	-
Debt issuance costs	-	(1,456)
Other financing activities	(3)	(12)
Proceeds from employee stock plans	-	305
Excess tax benefit from stock-based compensation	-	16
Net cash used in financing activities	(11,581)	(1,635)

Effect of exchange rate changes on cash	1,845	(5,114)

Net increase (decrease) in cash and cash equivalents	(24,604)	6,640
Cash and cash equivalents at beginning of year	107,138	85,052

Cash and cash equivalents at end of period	$82,534	$91,692

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